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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              Amendment No. 2

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                 Enamelon, Inc.
             (Exact Name of Registrant as Specified in its Charter)
         Delaware             15 Kimball Avenue              13-3669775
     (State or other       Yonkers, New York 10704        (I.R.S. Employer
     jurisdiction of      Telephone: (914) 237-1308     Identification No.)
     incorporation or
      organization)

       (Address and telephone number of principal executive offices)
                                ---------------
                               Dr. Steven R. Fox
                            Chief Executive Officer
                                 ENAMELON, INC.
                               15 Kimball Avenue
                            Yonkers, New York 10704
                           Telephone: (914) 237-1308
                           Telecopier: (914) 237-4024
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
  A copy of all communications, including communications sent to the agent for service should be sent to:
                               Jack Becker, Esq.
                            Snow Becker Krauss P.C.
                                605 Third Avenue
                           New York, N.Y. 10158-0125
                           Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

     Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered or delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------

                      CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                             Proposed
                                                Proposed      Maximum
 Title of each Class of        Amount           Maximum      Aggregate   Amount of
    Securities to be            to be        Offering Price  Offering   Registration
       Registered            Registered       per Share(1)   Price(1)       Fee
------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................  1,777,768 shares(2)   $7.875(3)    $13,999,923    $3,892
------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    822,232 shares(2)   $4.125(4)     $3,391,707       943
------------------------------------------------------------------------------------
  Total................                                                    $4,835(5)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Represents shares that the selling securityholders named herein may acquire upon conversion of 500 shares of the Registrant's Series B Convertible Preferred Stock. This number includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Series B Convertible Preferred Stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based on the closing price of the Registrant's Common Stock on the Nasdaq National Market on January 13, 1999.

(4) Calculated solely for the purpose of determining the registration fee pursuant to rule 457(g)(3) based on the closing price of the Registrant's Common Stock on the Nasdaq National Market on May 4, 1999.

(5) Of this amount, $3,892 was previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Preliminary Prospectus, Subject to Completion, Dated May 14, 1999

                             1,257,134 Shares

                                 Enamelon, Inc.

                                  Common Stock

   HFTP Investments LLC, Fisher              Our common stock is a speculative
Capital Ltd., and Wingate Capital         investment and involves a high
Ltd. are offering up to 1,257,134         degree of risk. You should read the
shares of the common stock of             description of certain risks under
Enamelon, Inc.                            the caption "Risk Factors"
                                          commencing on page 1 before
                                          purchasing our common stock.

   Our common stock is quoted on The
Nasdaq National Market under the
symbol "ENML." On May 10, 1999, the
closing sale price of one share of
our common stock on the Nasdaq
National Market was $4.4375.

                                             Neither the Securities and
                                          Exchange Commission nor any state
                                          securities commission has approved
                                          or disapproved these securities or
                                          determined whether this prospectus
                                          is truthful or complete. Any
                                          representation to the contrary is a
                                          criminal offense.

                               ----------------

                                 Enamelon, Inc.
                               15 Kimball Avenue
                            Yonkers, New York 10704
                                 (914) 237-1308
                               ----------------

                   The date of this Prospectus is      , 1999

    Information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy nor shall there be any sale of these securities in any state where the offer or sale is prohibited.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Information About Enamelon.................................................   1
Risk Factors...............................................................   1
Forward-Looking Statements.................................................   8
Selling Securityholders....................................................   8
Plan of Distribution.......................................................  10
How to Obtain Additional Information About Enamelon........................  11
Information Incorporated by Reference......................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

                        Information About Enamelon

      At Enamelon, Inc., we develop and market over-the-counter oral care products that help stop cavities before they begin. Our initial product, Enamelon(R) all-family toothpaste, uses our proprietary technologies to enhance tooth remineralization. Our second product, Enamelon(R) Calcium Whitening System toothpaste, uses our proprietary technologies to whiten teeth as it strengthens and remineralizes them. We intend to use our proprietary technologies, which include patented remineralizing technologies licensed from the American Dental Association Health Foundation, to develop other remineralizing products, such as a toothpaste for sensitive teeth, a mouthwash, chewing gum, and other food and confectionery products.

      We launched Enamelon(R) all-family toothpaste nationally in the first quarter of 1998 and Enamelon(R) Calcium Whitening System toothpaste in the first quarter of 1999. We have received governmental approval to sell our toothpastes in Canada and plan to begin distribution there in late 1999 or early 2000. We are also exploring distribution of our toothpastes in other countries.

                               Risk Factors

          Risks Relating to Our Business and Financial Condition

If we do not obtain additional financing, we will have to curtail or cease our operations.

      As of March 31, 1999, we had cash and cash equivalents of approximately $8.1 million. We believe that we have sufficient funds to operate into June 1999, but we may need additional financing earlier. We may not be able to obtain additional financing, which would require us to curtail or cease our operations. Even if we obtain additional financing, it may be on terms that are unfavorable to us or may be insufficient to enable us to continue to operate according to our existing plans. Any additional financing may also result in significant dilution to holders of our common stock.

We have a limited operating history, so your basis for evaluating us is limited.

      Although we were incorporated in 1992, we did not begin to sell our toothpaste nationally until the first quarter of 1998. Since our operating history consists of only five quarters, our results of operations may not actually be indicative of apparent trends. In addition, significant variations from quarter to quarter may not be meaningful. Therefore, our limited operating history may make it difficult for you to evaluate our performance and prospects.

We have a history of operating losses, we expect these losses to continue, and we may never become profitable.

      We have experienced losses from inception and expect to continue to incur losses. From our inception in 1992 through December 31, 1997, which was before the national distribution of Enamelon(R) toothpaste, we accumulated net losses of approximately $15.5 million. We also incurred a net loss of approximately $29.1 million for the year ended December 31, 1998, on net sales of approximately $14.3 million. Our loss for the quarter ended March 31, 1999 was approximately $8.1 million. As of March 31, 1999, our accumulated deficit was approximately $52.7 million. We believe that we will continue to incur losses principally due to expenditures on marketing Enamelon(R) toothpaste and our research and development program. Our revenues may not increase as a result of this spending. Even if our revenues increase, we may not become profitable. If we become profitable, we may be unable to sustain profitability.

Our success will depend initially on the success of our toothpaste products, our only product lines.

      For the foreseeable future, we expect to derive substantially all of our revenues from sales of our toothpastes. We do not presently market any other products, and we may not develop other products in the future. Therefore, if we cannot sell Enamelon(R) toothpastes profitably, we will continue to sustain losses. You should not expect us to be able to acquire or develop new products or services that we can sell profitably, if we cannot sell our toothpaste profitably.

Our limited resources may impair our ability to market our products successfully.

      Successful marketing of toothpastes and other oral care products requires heavy and sustained advertising and promotion. To increase our sales, we will have to make more consumers and dental professionals aware of our products and what distinguishes them from popular, brand-name toothpastes. We believe that this will require us to make substantial cash payments for media and print advertising and promotion as well as professional marketing programs. In 1998, we spent approximately $31 million on marketing and sales. Our current and future cash resources, however, may be insufficient to enable us to market our products as planned to increase our sales.

Our internal sales team is new and has little experience in selling our products.

      Through 1998, we used an unaffiliated sales management company to supervise and train the independent brokers that sell our products to our customers. In July 1998, we hired a Vice President--Sales and in late 1998 and early 1999, we hired three regional sales managers to replace the sales management company. Therefore, our new internal sales force has had only limited experience in selling our products. Their failure to successfully increase the distribution of our products and effectively train and supervise the brokers that sell them would have a material adverse effect on our sales and profitability.

                 Risks Relating to Governmental Regulation

The federal Food and Drug Administration could assert that our toothpastes or their labeling do not meet the conditions of its Monograph on fluoride toothpastes.

      Enamelon(R) toothpastes are subject to regulation as non-prescription drugs by the FDA. The FDA has published a final monograph, Anticaries Drug Products for Over-the-Counter Human Use, which establishes conditions under which non-prescription drug products that aid in the prevention of dental caries or cavities are generally recognized as being safe and effective and not misbranded. We are relying on that Monograph to sell Enamelon(R) toothpastes to the public. If the FDA were to assert that our toothpastes or their labeling do not meet the conditions of the Monograph, we would have to take one of the following actions to continue selling them:

    1. contest the FDA's assertion;

    2. modify the formulation or labeling of our products;

    3. submit a New Drug Application with the FDA for our products, which, if approved, would permit us to sell them without reliance on the Monograph.

Taking any of those actions could be costly and time consuming and would not assure that we could continue to sell our toothpastes in their current formulations or packaging. We might also be required to suspend sales of our toothpastes until we modified their formulation or labeling or the FDA approved our NDA. Any of those consequences could have a material adverse effect on our business, operations and financial results.

Our contract manufacturers may violate FDA "Good Manufacturing Practices," which could adversely affect us.

      The FDA also regulates manufacturing of oral care drug products. If a drug manufacturing facility fails to comply with the FDA's Good Manufacturing Practices, then the FDA can prevent products manufactured at that facility from being marketed. We presently use, and plan to continue to use, only one third-party contractor to manufacture our toothpastes, and we have no control over its compliance with GMP's. If we cannot obtain our products from our current contract manufacturer, we may not be able to timely contract with another manufacturer. This would require us to delay or suspend shipments of our products. Even if we were able to find a new contract manufacturer, we may not be able to negotiate an agreement with the new manufacturer on terms as favorable as those of the prior manufacturer. The FDA could also take enforcement action and require us to recall or discontinue the sale of the affected products. Any of those results could have a material adverse effect on our business, operations and financial results.

The results of our human clinical studies may not support promotional claims that would distinguish Enamelon(R) toothpastes from other fluoride toothpastes.

      FDA regulations allow us to make certain claims for our toothpastes on their labels, packages, and other labeling. These claims are generally referred to as "labeling claims." We can make additional "promotional claims" for our products in advertising and other promotional materials, provided that we have adequate substantiation to support them. Based on the results of our previous laboratory studies, we believe that human clinical studies will enable us to make additional promotional claims, including claims comparing our toothpastes favorably with other fluoride toothpastes. We are now conducting such studies. If the results of those studies are adverse or inconclusive, however, we may be unable to make the anticipated promotional claims. If we cannot make comparative and other promotional claims based on our studies, it will be difficult for us to distinguish Enamelon(R) toothpastes from other fluoride toothpastes. This could adversely affect our ability to market Enamelon(R) toothpastes, both to consumers and to dental professionals.

Our competitors, the FTC, or other governmental or private agencies could challenge the accuracy of our promotional claims or the adequacy of the data that we relied on to substantiate them.

      We are making and expect to make promotional claims for our oral care products based on our laboratory and human studies. Defending challenges to our promotional claims could be costly and divert management attention. If a competitor or other third party successfully challenges the accuracy of our promotional claims or the adequacy of the data that we relied on to make them, a court or other adjudicating authority could require us to modify or stop making the claim and place limits on future promotional claims. Resulting limitations on promotional claims could make it more difficult to differentiate our oral care products from those of our competitors, which could make it more difficult and expensive to market them.

Our products as formulated and labeled for the United States market may not comply with foreign regulations, which could adversely affect our ability to market our products outside the United States.

      We plan to market our toothpastes and other oral care products internationally, either directly or through distributors, joint venture partners or licensees. The production and marketing of these products are subject to governmental regulation in other countries. In order to market our products there, we may have to reformulate or relabel them to comply with foreign regulations, which could be costly and delay their introduction. It is possible that reformulation or repackaging would be prohibitively expensive or that we could not reformulate the products to comply with the foreign regulations, which would keep us from marketing our products in those countries. If we cannot market our products in foreign countries, our opportunity to expand our revenues will be restricted to the United States market.

                  Risks Relating to Intellectual Property

We may not be able to protect our patents and proprietary rights.

      In formulating our toothpastes, we have used our own patented and proprietary technology as well as patented remineralizing technology licensed from the American Dental Association Health Foundation. We also expect to use the patented technology that we own and license to formulate other oral care products that we expect to market. We rely on these patents to protect us against competitors using the same technology in competing products. Since no other toothpaste can legally use this patented technology, we also rely on our exclusive rights to use this technology to distinguish our toothpastes from other fluoride toothpastes.

Competitors could violate, challenge the validity of, or attempt to circumvent our or the ADAHF's patent rights, or they could assert patent infringement claims against us or the ADAHF. Confidentiality agreements that we require our employees, consultants, advisors and contractors to sign may not deter them from using or disclosing our unpatented know-how and other trade secrets. In any of those cases, we could be required to spend significant financial and management resources to protect or defend our rights. If we were unsuccessful, our competitors would have the ability to use the same technology as we are using, and they might even be able to require us to license the technology from them or to keep us from using it ourselves. If others use the technology that we rely on, or keep us from using it, it would be more difficult for us to distinguish our toothpastes and other oral care products from those of our competitors. We might also have the to pay license fees, which would increase our cost of goods sold. Any of these consequences could have a material adverse effect on our ability to market our products and to compete effectively in the oral care industry, which could adversely affect our business, operations and financial results.

                     Risks Relating to Our Operations

We have many competitors, and we may not be able to compete effectively against them.

      Competition in the business of selling toothpaste and other over-the-counter oral care products is intense. We may not have the financial resources, technical expertise, or sales and marketing capabilities to compete effectively. If we are unable to compete successfully, our business, financial condition and results of operations will be adversely affected.

      Our competitors include the following national and multi-national consumer products companies and their brand names toothpastes:

           Company                   Product
         .Procter & Gamble Co.       Crest
         .Colgate-Palmolive Company  Colgate
         .SmithKline Beechman        Aquafresh
         .Chesebrough-Ponds USA Co.  Mentadent
         .Church & Dwight Co., Inc.  Arm & Hammer Dental Care
         .Block Drug Co., Inc.       Sensodyne

These competitors or their products have:

    .longer operating histories

    .greater name recognition

    .wider product distribution

    .more and larger facilities

    .significantly greater financial, technical and marketing resources

      We believe that our success will depend on acceptance of our toothpastes as alternatives to our competitors' brand-name toothpastes. Our ability to demonstrate the benefits of using Enamelon(R) toothpastes to consumers and dentists will depend in part on our competitors' response to our advertising and promotional campaigns. Our competitors may devote greater resources to the development, promotion and sale of their products than we can to the sale of our products. They may also develop toothpaste or other OTC oral care products that are superior to or have greater market acceptance than ours. Our competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, and adopt more aggressive pricing policies than we can. All of these factors would make it more difficult to market our products effectively and to achieve profitability.

We may not be able to develop new products using our proprietary technologies.

      We are attempting to develop new products, such as chewing gum, candies, mouth rinses, and oral sprays, using our proprietary technologies. We may never succeed in developing any of those products. Even if we are able to achieve profitability from the sale of our toothpastes, our revenues and profitability will be limited if we cannot develop new products using our proprietary technologies.

Our product formulations might change, which could require us to spend additional resources.

      We expect the formulations of our toothpastes and other products to evolve over time due to our continuing research and product testing. As a result of this evolution, our products, and the manner in which we manufacture them, may change. Therefore, our existing proprietary technologies may become obsolete. In that event, we may have to spend substantial cash and personnel resources to develop and test these new formulations and to secure patent rights covering the new technologies. Notwithstanding such substantial expenditures, we may not be able to effectively market those products.

We depend entirely on third-party contractors to manufacture our products, and those contractors may not always be available.

      We are using only one contract manufacturer to manufacture our toothpastes. Other contract manufacturers are the sole sources for our dual-chamber toothpaste tubes and some of the raw materials that we use to make our toothpastes. If any current manufacturer were to become unavailable, we may not be able to find a satisfactory replacement manufacturer or the terms of our agreement with a replacement manufacturer may not be as favorable to us as our current manufacturer's terms. Changing contract manufacturers could, among other things, increase our costs or result in delays in shipping our products or shortages in stores. Those consequences could have a material adverse effect on our ability to market our products effectively and on our results of operations.

Product liability claims against us could exceed the amount of our insurance.

      The manufacture and sale of consumer products exposes the manufacturer to the risk of significant damages from product liability claims. We maintain insurance against product liability claims in the amount of $1 million and excess general liability and product liability insurance of $15 million. Those coverage limits, however, may not be adequate, or we may not be able to procure such insurance at acceptable costs in the future. A successful claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

The loss of key members of our management and product development team could adversely affect our product development or marketing.

      Dr. Steven R. Fox, our founder and Chief Executive Officer, is responsible for our strategic planning. As a dentist, he is particularly well qualified to explain the benefits of our oral care products to the professional and financial community. Kim Hardingham, our President and Chief Operating Officer, has extensive experience in launching new toothpaste products and subsequent domestic and international marketing of those products. We are relying on him to develop and implement our domestic and international marketing plans. Anthony Winston, our Vice President--Technology and Clinical Research, is responsible both for improving our existing technology and developing new technology and for conducting our research programs. Norman Usen, our Vice President--Product Development, is responsible for improving our existing product formulations and developing new formulations. Each of these individuals plays a significant role in the development and marketing of our toothpastes and other oral care products. The loss of and our inability to promptly replace any of these individuals could significantly delay and may prevent the achievement of our research, development and business objectives.

                     Risks Relating to Our Securities

Our management's interests in voting their shares may conflict with our interests and those of our other stockholders.

      As a result of their stock ownership, our management will be able to affect significantly corporate actions such as mergers and takeover attempts in a manner that could conflict with the interests of our public stockholders. As of May 10, 1999, management owned 2,790,523 shares of our common stock and had currently exercisable options to purchase 1,125,720 shares of common stock. Based on their ownership of common stock and options, management owned beneficially 34.1% of our common stock and will own beneficially 30.9% of our common stock if the selling securityholders sell all shares offered by this prospectus.

Results of our operations and other factors affecting our business could result in sharp changes in our common stock price.

      Since our initial public offering in October 1996, our common stock has traded at prices ranging between $3.25 and $27.50, and in the last 12 months it has traded at prices ranging from $3.25 to $14.125. Factors contributing to this volatility include:

    .fluctuations in our quarterly operating results;

    .our announcements of the issuance of patents or other technological innovations;

    .our or our competitor's announcements of new products or technologies;

    .announcement of the results of our clinical studies;

    . our funding requirements and sales of our common stock or other securities, including our series B convertible preferred stock.

Many of these factors are beyond our control and may ffect the market price of our common stock regardless of our operating performance.

Shares eligible for future public sale by our current securityholders may adversely affect the market price of our common stock.

      We had 10,289,536 shares of common stock outstanding as of May 10, 1999. Holders of substantially all of those shares can sell them publicly, subject to limitations under the securities laws on the number of shares that can be sold publicly during any three-month period. We have also reserved for issuance a total of 5,503,508 shares of common stock upon the exercise of outstanding options and warrants and the conversion of our series B convertible preferred stock. All of those shares can be sold publicly after issuance under registration statements filed or to be filed with the SEC or an exemption from registration. In addition, if the price of our common stock declines, we may be required to reserve additional shares for issuance on conversion of our series B convertible preferred stock. We are also required to file a registration statement with the SEC so that holders of those additional shares can sell them publicly.

      If our securityholders sell publicly a substantial number of shares issued on the exercise of outstanding options and warrants or on the conversion of our series B convertible preferred stock, then the market price of our common stock could fall. Public perception that those sales will occur could also adversely affect the price of our common stock. Furthermore, the existence of securities of this type often exerts downward pressure on an issuer's stock price. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities.

Holders of our series B convertible preferred stock could convert it and sell our common stock publicly while its market price is declining.

      Holders of our series B convertible preferred stock may convert it at a conversion price equal to the lower of $6.8665 or 95.5% of the average of the five lowest closing sale prices of our common stock in the 40 trading days immediately preceding the date of conversion. The number of shares of common stock issuable on conversion is equal to the sum of $10,000 per share of series B convertible preferred stock plus an accrual amount equal to 6% per year divided by the conversion price. Based on a conversion price of $4.0708 on May 10, 1999, which is approximately $.37 less than the last sale price of our common stock on that date, we would have issued up to 1,257,134 shares of common stock on conversion of the series B convertible preferred stock. Since we are required to issue additional shares if the conversion price declines, we have registered for resale up to 2,600,000 shares of common stock, which would become issuable upon conversion of the series B convertible preferred stock if the conversion price fell as low as approximately $2.00 per share. If the conversion price fell even further, we would be required to issue and register more than 2,600,000 shares. Since there is no lower limit on the conversion price, we would be required to issue an increasingly larger number of shares of common stock as its price declines. The conversion of the series B convertible preferred stock and subsequent sale of common stock to the public under this prospectus could have the further effect of exacerbating the decline or slowing increases in the price of our common stock. It could also result in additional dilution to our current stockholders. The holders of our series B convertible preferred stock could also engage in short sales of our common stock, which could contribute to a decline in its price and result in additional dilution.

If we cannot satisfy Nasdaq's continued listing requirements, it may delist our common stock.

      Our common stock is quoted on the Nasdaq National Market System. To continue to be listed on NMS, we are required to maintain net tangible assets of $4,000,000, our common stock must maintain a minimum bid price of $1.00 per share, and we must have at least two market makers. We may not be able to continue to satisfy all of those maintenance requirements. As of March 31, 1999, we had net tangible assets of approximately $9 million, and as of May 10, 1999, the closing price of our common stock was $4.438, and we had 14 market makers. If we do not obtain additional financing, it is unlikely that we will be able to continue to satisfy the net tangible assets requirement.

      The conversion of our series B convertible preferred stock could also have consequences that could cause Nasdaq to delist our common stock. If the conversion and sale of our series B convertible preferred stock result in a decline in our common stock price, as discussed in the prior risk factor, the minimum bid price for our common stock could fall below $1.00. Nasdaq could also delist our common stock if it deems it necessary to protect investors and the public interest. If Nasdaq were to determine that the returns on our series B convertible preferred stock are excessive compared with the returns received by the holders of our common stock, and those excess returns were egregious, Nasdaq could delist our common stock.

      If we are delisted from the NMS, we may not qualify for listing on the Nasdaq SmallCap Market. In that case, our common stock would be traded in the over-the-counter market and quoted in the NASD's "Electronic Bulletin Board" or the "pink sheets." These sources do not provide the same type of current trading information as Nasdaq. In addition, the over-the-counter market does not afford the same liquidity for securities as Nasdaq. Consequently, it may be more difficult for an investor to obtain price quotations for our common stock or to sell it if it is delisted from Nasdaq.

If our common stock is delisted, it may become subject to the SEC's "penny stock" rules and be more difficult for you to sell.

      SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

Other issuances of preferred stock could adversely affect existing holders of our common stock.

      Under our certificate of incorporation, our Board of Directors may, without further stockholder approval, issue up to an additional 4,999,500 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. We could also create a class of preferred stock with rights and preferences similar to those of the series B convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price. The 500 shares of series B convertible preferred stock are the only shares of preferred stock outstanding.

Delaware law anti-takeover provisions and our classified board could also make it more difficult for a third party to acquire control of us.

      We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us. In addition, our by-laws provide for a classified board, with each board member serving a staggered two-year term. The classified board could also make it more difficult to acquire us.

                           Forward-Looking Statements

      Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. They discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors provided in this prospectus and other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            Selling Securityholders

      The table below lists the selling securityholders and other information regarding the beneficial ownership of our common stock by each of the selling securityholders. The second column lists the number of shares of common stock that would have been issuable to each selling securityholder on May 10, 1999 upon conversion of all of our series B convertible preferred stock then held by that selling securityholder, including shares issuable to pay the 6% accrual amount as of that date. Our conversion calculations in the second column assume a conversion price for our series B convertible preferred stock of $4.0708, which represents 95.5% of the average of the five lowest closing sale prices during the 40 consecutive trading days before May 10, 1999. The numbers listed in the second column are subject to fluctuations from time to time based on changes in the closing sale price of our common stock. The third column lists each selling securityholder's pro rata portion of the 2,600,000 shares of common stock registered for sale on conversion of our series B convertible preferred stock. The 2,600,000 shares of common stock shown in the table represent approximately 200% of the shares that would have been issuable to the selling securityholders on May 10, 1999 on conversion of all of the series B convertible preferred stock. The fourth column assumes the sale of all of the shares offered by each selling securityholder.

      Under our series B convertible preferred stock certificate of designations, no selling securityholder can convert series B convertible stock to the extent such conversion would cause such selling securityholder's beneficial ownership of our common stock (other than shares deemed beneficially owned through ownership of unconverted shares of our series B convertible preferred stock) to exceed 4.99% of the outstanding shares of common stock. In addition, we are not required to issue shares of our common stock on conversion of our series B convertible preferred stock if any holder, together with its affiliates, (1) would beneficially own more than 10% of our outstanding common stock after conversion and (2) would have acquired more than 10% of our common stock in the 60-day period ending on the date of conversion. The information provided in the table below has been obtained from the selling securityholders. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                Shares Owned
                                                               After Offering
                                                              -----------------
                                               Maximum Number
    Name of Selling             Shares Owned     of Shares
    Securityholder             Before Offering    Offered     Number Percentage
    ---------------            --------------- -------------- ------ ----------
   HFTP Investments
    LLC(/1/).................      628,567       1,300,000       0      --
   Fisher Capital Ltd.(/2/)..      409,826         847,600       0      --
   Wingate Capital
    Ltd.(/2/)................      218,741         452,400       0      --

--------
(1) Promethean Investment Group L.L.C. is the investment manager of HFTP Investments LLC ("HFTP") and consequently has voting control and investment discretion over securities held by HFTP. Promethean Investment Group, L.L.C. is indirectly controlled by Mr. James F. O'Brien. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean Investment Group L.L.C. and HFTP.

(2) Citadel Limited Partnership is the trading manager of each of Fisher Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership for each of the Citadel Entities does not include the ownership information for the other Citadel Entity. Citadel Limited Partnership, Kenneth C. Griffin, and each of the Citadel Entities disclaims ownership of the shares held by the other Citadel Entities.

      We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel and the selling security holders' counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling securityholders, underwriters who they may select, and certain affiliated parties against certain liabilities, including liabilities under the Securities Act, in connection with this offering. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person that controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             Plan of Distribution

      The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off The Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

      .ordinary brokers' transactions;

    .transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    . purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    .""at the market" to or through market makers or into an existing market for the common stock;

    . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    .through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

    .in privately negotiated transactions; or

    .  to cover short sales.

      In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

      Information as to whether underwriters who the selling securityholders may select, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by underwriters that the selling securityholders may select or by any broker-dealer acting as principal or agent for the selling securityholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

      We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

     We will not receive any of the proceeds from the selling securityholders' sale of their common stock.

            How To Obtain Additional Information About Enamelon

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                     Information Incorporated by Reference

     The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

     1.Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

     2.Proxy Statement dated April 16,1999.

     3.Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999.

    4. The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-21595) under Section 12 of the Securities Exchange Act.

    5. The description of our series B Convertible preferred stock contained in our Form 8-K, dated December 18, 1998.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                 Enamelon, Inc.
                              7 Cedar Brook Drive
                           Cranbury, New Jersey 08512
                       Attention: Chief Financial Officer
                           Telephone: (609) 395-6900

     This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                 Legal Matters

      The validity of the shares of common stock offered hereby has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. SBK Investment Partners, a partnership consisting of member of Snow Becker Krauss P.C., owns 107,325 shares of common stock. In addition, certain members of Snow Becker Krauss P.C. beneficially own common stock individually.

                                    Experts

      The consolidated financial statements of Enamelon, Inc. at December 31, 1998 and for the years ended December 31, 1997 and 1998, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by BDO Seidman LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    Part II

                   Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution.

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated below:

      SEC registration fee.............................................. $ 4,835
      Listing fees......................................................  17,500
      Legal fees and expenses...........................................  30,000
      Printing expenses.................................................  10,000
      Accounting fees...................................................   5,000
      Miscellaneous.....................................................   5,165
                                                                         -------
        Total........................................................... $72,500

Item 15. Indemnification of Directors and Officers.

      Article VI of the Registrant's by-laws provides that a director or officer shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (provided such settlement is approved in advance by the Registrant) in connection with certain actions, suits or proceedings, whether civil, criminal, administrative or investigative if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, except that no person who has been adjudged to be liable to the Registrant shall be entitled to indemnification unless a court determines that despite such adjudication of liability but in view of all of the circumstances of the case, the person seeking indemnification is fairly and reasonably entitled to be indemnified for such expenses as the court deems proper.

      Article 6.3 of the Registrant's by-laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

      Article 6.4 of the Registrant's by-laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the by-laws, or any statute or agreement or otherwise.

      Finally, Article 6.6 of the Registrant's by-laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article VI of the by-laws. The Registrant maintains and has such insurance in effect.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

 Exhibit
   No.   Description
 ------- -----------
 4.1     --Securities Purchase Agreement./1/
         --Certificate of Designations, Preference and Rights of Series B
 4.2     Convertible Preferred Stock./1/
 4.3     --Registration Rights Agreement./1/
 5.1     --Opinion of Snow Becker Krauss P.C.*
 23.1    --Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).
 23.2    --Consent of BDO Seidman LLP, independent auditors.

--------
/1/Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.
* Previously filed.

Item 17. Undertakings.

(a) Rule 415 Offering

      The undersigned small business issuer hereby undertakes that it will:

(1)File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section l0(a) (3) of the Securities Act.

    (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)For determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(e) Request for Acceleration of Effective Date

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Yonkers, State of New York, on May 14, 1999

                                          ENAMELON, INC.

                                          By /s/ Dr. Steven R. Fox
                                             ----------------------------------
                                                    Dr. Steven R. Fox
                                                 Chief Executive Officer
                                                      and Chairman

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

                                   SIGNATURES

              Signature                              Title                       Date
              ---------                              -----                       ----

        /s/ Dr. Steven R. Fox          Chairman of the Board of           May 14, 1999
 . ____________________________________  Directors and Chief Executive
          Dr. Steven R. Fox             Officer (Principal Executive
                                        Offier)

            /s/ Edwin Diaz             Treasurer, Vice President--        May 14, 1999
______________________________________  Finance and Chief Financial
              Edwin Diaz                Officer (Principal Financial
                                        Officer)

                   *                   Director                           May 14, 1999
______________________________________
          Dr. Bert D. Gaster

                   *                   Director                           May 14, 1999
______________________________________
         Richard A. Gotterer

                   *                   Director                           May 14, 1999
______________________________________
           Eric D. Horodas

                   *                   Director                           May 14, 1999
______________________________________
           Dr. S.N. Bhaskar

                   *                   Director                           May 14, 1999
______________________________________
          Walter W. Williams

   *By /s/ Dr. Steven R. Fox
          Dr. Steven R. Fox
           Attorney-in-fact


                                 Exhibit Index

 Exhibit
   No.                             Description                             Page
 -------                           -----------                             ----
 4.1     --Securities Purchase Agreement./1/
         --Certificate of Designations, Preferences and Rights of Series
 4.2     B Convertible Preferred Stock./1/
 4.3     --Registration Rights Agreement./1/
 5.1     --Opinion of Snow Becker Krauss, P.C.*
 23.1    --Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).
 23.2    --Consent of BDO Seidman LLP, independent auditors.

--------
/1/Incorporated by reference to the Registrant's Current Report on Form 8-K, dated December 18, 1998.
*Previously filed.